Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 7 to Registration Statement No. 333-208187 on Form S-4 of Energy Transfer Corp LP of our report dated February 26, 2016, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. incorporated by reference in the Annual Report on Form 10-K of The Williams Companies, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Proxy Statements/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

May 16, 2016